      As filed with the Securities and Exchange Commission on June 19, 1997
                                                   Registration No. 333-_____

                  --------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                   ----------

                              NCS HealthCare, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   34-1816187
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

    3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122 (216) 514-3350

--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                         Copy to:
             Jon H. Outcalt                        Thomas F. McKee, Esq.
          NCS HealthCare, Inc.                 Calfee, Halter & Griswold LLP
   3201 Enterprise Parkway, Suite 220         1400 McDonald Investment Center
          Beachwood, Ohio 44122                     800 Superior Avenue
             (216) 514-3350                        Cleveland, Ohio 44114
                                                      (216) 622-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement and after compliance with applicable state and federal laws.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for he same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                            CALCULATION OF REGISTRATION FEE

          Title of each class of securities                   Proposed maximum                   Amount of
                   to be registered                     aggregate offering price (1)         registration fee
--------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value.................            $28,571,234                      $8,658
--------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), using the average of the high and low sales prices of the Class A Common Stock of the Registrant as reported on the National Market System on June 17, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                                      SUBJECT TO COMPLETION, DATED JUNE 16, 1997

PROSPECTUS
----------

                              NCS HEALTHCARE, INC.
                                1,073,098 Shares
                              CLASS A COMMON STOCK
                                ($.01 par value)

         This Prospectus relates to the offering for resale of 1,073,098 shares of Class A Common Stock, $.01 par value (the "Class A Common Stock"), of NCS HealthCare, Inc., a Delaware corporation ("NCS" or the "Company"). All of the Class A Common Stock being registered may be offered and sold from time to time by certain selling stockholders of the Company. See "Selling Stockholders" and "Manner of Offering." The Company will not receive any proceeds from the sale of the Class A Common Stock by the Selling Stockholders.

         The Company's Class A Common Stock is traded on the Nasdaq National Market under the symbol "NCSS." On June 11, 1997 the last reported sale price for the Class A Common Stock was $28.00 per share.

                    ----------------------------------------



                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                    ----------------------------------------


                  No person has been authorized to give any information or to make any representations other than those contained in this Prospectus (including the material incorporated herein by reference) and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person deemed to be an underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares covered by this Prospectus by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof.

                    ----------------------------------------
                  The date of this Prospectus is June ___, 1997

                                   THE COMPANY

         The Company has its principal executive offices at 3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122, and its telephone number is (216) 514-3350. As used in this Prospectus, the "Company" shall refer to NCS HealthCare, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission") which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information filed by the Company also are available for inspection and copying at the Commission's Regional Offices located at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at Seven World Trade Center, 13th Floor, New York, New York 10048-1102. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Such request should be directed to Kristen H. Schulz, NCS HealthCare, Inc., 3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122, telephone (216) 514-3350.

         The Company hereby incorporates the following documents in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996; (b) the Company's Quarterly Report on Form 10-Q for the periods ended September 30, 1996, December 31, 1996, and March 31, 1997;
(c) the Company's Current Reports on Form 8-K, as amended, dated August 1, 1996, August 13, 1996 and November 1, 1996; and (d) the Company's Form 8-A Registration Statement.

         All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

                              SELLING STOCKHOLDERS

         The shares of Class A Common Stock covered by this Prospectus are being offered and sold by the stockholders of the Company listed below (the "Selling Stockholders"). The Company issued such Class A Common Stock to the Selling Stockholders in connection with the acquisition, by the Company or certain of its wholly owned subsidiaries, of stock or assets of various institutional pharmacies located in the United States. Certain of the Selling Stockholders have entered into Employment Agreements and/or Noncompetition Agreements with the Company and/or certain of its wholly owned subsidiaries.

         The following table shows as to each Selling Stockholder the number of shares owned by each Selling Stockholder prior to this offering and the number of shares of Class A Common Stock being registered hereby:

                                                                             Shares Owned         Number of
                                                                                 Prior              Shares
                                  Name                                        to Offering      to be Registered
                                  ----                                        -----------      ----------------
 Michael F. Fecteau (1) ..............................................            4,829              4,829

 Richard P. Legere (1) ...............................................            1,286              1,286

 Aldo A. Palombo, Jr. (2) ............................................            9,751              9,751

 Daniel Palombo (2) ..................................................            9,751              9,751

 Stephen G. Scott (2) ................................................            2,166              2,166

 Pharmacy Asset Corp. (3) ............................................          273,245            273,245

 Willis V. Smith (4) .................................................           56,400             56,400

 Charles Oliver (4) ..................................................            8,338              8,338

 Med-Equip Homecare Equipment Service, Inc. (4) ......................           17,745             17,745

 Thrifty Medical of Tulsa, L.L.C. (4) ................................            3,393              3,393

 Chad A. Stettler (5) ................................................            4,724              4,724

 Joe B. Clark (5) ....................................................            1,574              1,574

 William A. Anderson (6) .............................................            1,557              1,557

 Kevin P. Martyn (6) .................................................              779                779

 Clinical Health Systems Northwest, Inc. (6) .........................            3,114              3,114

 Clinical Health Systems - Washington, Inc. (6) ......................           39,240             39,240

 Health Service Pharmacy, Inc. (6) ...................................           19,931             19,931

 Paul B. Prentis (7) .................................................           12,001                901

 Gerald A. Warnack (7) ...............................................           10,901                901

 David Scott (8) .....................................................           53,693             53,693

 Paul LoSacco (8) ....................................................           19,009             19,009

 Glen Lloyd (8) ......................................................           19,009             19,009

 Thomas Weiss (8) ....................................................           19,009             19,009

 Guerino J. Mirarchi (8) .............................................           19,009             19,009

                                                                             Shares Owned         Number of
                                                                                 Prior              Shares
                                  Name                                        to Offering      to be Registered
                                  ----                                        -----------      ----------------
 W.P. Malone, Inc. (9) ...............................................           74,074             74,074

 Michael E. Loomis (10) ..............................................           55,940             55,940

 Adrian Huang (10) ...................................................           25,481             25,481

 Colette D. Rahill (10) ..............................................            4,539              4,539

 The Washington Trust Company, as Trustee of the
 Bethany C. Loomis Trust dated December 30, 1996 (10) ................           12,214             12,214

 The Washington Trust Company as Trustee of the
 Andrew T. Loomis Trust dated December 30, 1996 (10) .................           12,214             12,214

 Wabash Valley Rehabilitation, Inc. (11) .............................            4,506              4,506

 Richard R. Thorne and Dana S. Easton, Trustees of the
 Richard R. Thorne and Dana S. Easton Trust (12) .....................           15,384             15,384

 Stanley W. Goldenberg and Suzyn Goldenberg,
 Trustees of the Goldenberg Family Trust
 u/d/t dated March 14, 1984, as amended (13)..........................          108,970            108,970

 Stoll's Services, Inc. (14) .........................................          106,232            106,232

 Georges G. Gross (15) ...............................................           32,095             32,095

 Keith R. LaFond (15) ................................................           32,095             32,095


--------------------

(1) Shares of Class A Common Stock issued in connection with the acquisition of all of the issued and outstanding capital stock of Uni-Care Health Services, Inc. and Uni-Care Health Services of Maine, Inc. Upon the acquisition of the stock of Uni-Care Health Services, Inc. and Uni-Care Health Services of Maine, Inc., Uni-Care Health Services, Inc. entered into an employment agreement with Michael F. Fecteau whereby he agreed to serve as Director of Business Development until May 15, 2001. In addition, Uni-Care Health Services of Maine, Inc. entered into an employment agreement with Richard P. Legere whereby he agreed to serve as Site Manager for five years.

(2) Shares of Class A Common Stock issued in connection with the acquisition of the capital stock of Advanced Rx Services, Inc. Upon the acquisition of the stock of Advanced Rx Services, Inc., it entered into separate employment agreements with each of Aldo A. Palombo, Daniel Palombo and Stephen G. Scott for periods ending June 30, 2000, June 30, 2000 and June 30, 1999, respectively.

(3) Shares of Class A Common Stock issued in connection with the acquisition of assets of IPAC Pharmacy, Inc.

(4) Shares of Class A Common Stock issued in connection with the acquisition of assets of Med-Equip Homecare Equipment Service, Inc. and Thrifty Medical of Tulsa, L.L.C. and the stock of Northside

     Pharmacy, Inc. by NCS HealthCare of Oklahoma, Inc. In connection with these acquisitions, NCS HealthCare of Oklahoma, Inc. entered into employment agreements with Willis V. Smith and Charles Oliver whereby Messrs. Smith and Oliver would be employed by NCS HealthCare of Oklahoma, Inc. for a period of five years.

(5) Shares of Class A Common Stock issued in connection with the acquisition of assets of IV-Pen Care, Inc. In connection with this transaction, the Company entered into noncompetition agreements with each of Messrs. Stettler and Clark for a period until October 1, 1999.

(6) Shares of Class A Common Stock issued in connection with the acquisition of assets of Clinical Health Systems Northwest, Inc., Clinical Health Systems
     - Washington, Inc. and Health Service Pharmacy, Inc. Upon the consummation of these transactions, NCS HealthCare of Washington, Inc. entered into employment agreements with each of Messrs. Anderson and Martyn for a period until November 1, 1999.

(7) Shares of Class A Common Stock issued pursuant to an earn-out arrangement in connection with the acquisition of assets of TeleRx Pharmacy Services, Inc. In connection with this acquisition, the Company entered into employment agreements with Messrs. Prentis and Warnack for a period until November 1, 1996.

(8) Shares of Class A Common Stock issued in connection with the acquisition of the stock of Rescot Systems Group, Inc. Subsequent to this acquisition, Rescot System Group, Inc. entered into employment agreements, each for a three-year term, with Messrs. Scott, LoSacco, Lloyd, Weiss and Mirarchi.

(9) Shares of Class A Common Stock issued in connection with the acquisition of assets of W.P. Malone, Inc.

(10) Shares of Class A Common Stock issued in connection with the acquisition of the stock of Loomis Enterprises, Inc. Subsequent to this acquisition, NCS HealthCare of Rhode Island, Inc. entered into employment agreements with Messrs. Loomis and Huang and Ms. Rahill. The employment agreements with Messrs. Loomis and Huang are for a term of five years, and the employment agreement with Ms. Rahill is for a period of two years.

(11) Shares of Class A Common Stock issued in connection with the acquisition of assets of Wabash Valley Rehabilitation, Inc.

(12) Shares of Class A Common Stock issued in connection with the acquisition of assets of Pharmacare.

(13) Shares of Class A Common Stock issued in connection with the acquisition of assets of Advanced Pharmaceutical Services, Inc. and the stock of Kinetic Services, Inc.

(14) Shares of Class A Common Stock issued in connection with the acquisition of assets of Stoll's Services, Inc.

(15) Shares of Class A Common Stock issued in connection with the acquisition of assets of the Gross/LaFond Partnership. In connection with this acquisition, NCS Daven Drug, Inc. entered into employment agreements, each with a two-year term, with Messrs. Gross and LaFond.

                               MANNER OF OFFERING

         Sales of the shares of Class A Common Stock being registered hereby may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company has advised the Selling Stockholders of their obligations under the Exchange Act to avoid market manipulation of the Class A Common Stock until the offering pursuant to this Prospectus by all Selling Stockholders has been completed.

         The Company also has advised the Selling Stockholders of their obligations under the Securities Act to deliver copies of this Prospectus to any purchaser of their Class A Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's Certificate of Incorporation (the "Certificate") authorizes capital stock consisting of 50 million shares of Class A Common Stock, par value $.01 per share, 20 million shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), and one million shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The Company is incorporated under the General Corporation Law of the State of Delaware (the "Delaware GCL").

COMMON STOCK

         At May 29, 1997, there were 11,136,069 shares of Class A Common Stock and 6,541,301 shares of Class B Common Stock issued and outstanding and options to purchase 404,268 shares of Class A Common Stock and options to purchase 164,550 shares of Class B Common Stock. In addition, at such date, there were an aggregate of 615,960 shares of Class A Common Stock reserved for issuance under the 1996 Long Term Incentive Plan.

         The Class A Common Stock and Class B Common Stock are identical in all material respects except that (i) shares of the Class B Common Stock entitle the holders thereof to ten votes per share on all matters and shares of the Class A Common Stock entitle the holders thereof to one vote per share on all matters, and (ii) the shares of Class B Common Stock are subject to certain restrictions on transfer. The shares of Class B Common Stock are not transferable except in certain very limited instances to family members, trusts, other holders of Class B Common Stock, charitable organizations and entities controlled by such persons (collectively, "Permitted Transferees"). These restrictions on transfer may be removed by the Board of Directors if the Board determines that the restrictions may have a material adverse effect on the liquidity, marketability or market value of the outstanding shares of Class A Common Stock.

         The Class B Common Stock is fully convertible at any time into shares of Class A Common Stock on a share-for-share basis and will automatically be converted into shares of Class A Common Stock upon any purported transfer to non-Permitted Transferees. Once a share of Class B Common Stock has been converted into a share of Class A Common Stock, such share of Class A Common Stock cannot thereafter be re-converted into a share of Class B Common Stock. Because the Class B Common Stock will at all times be convertible into Class A Common Stock on a share-for-share basis, holders of Class B Common Stock will be able to sell the equity interest represented by their Class B Common Stock to persons who are not Permitted Transferees by converting such shares in Class A Common Stock. As is the case with Preferred Stock and additional Class A Common Stock, additional Class B Common Stock can be issued at the discretion of the Board of Directors.

         Except as set forth below (and as provided by law and in the Company's Certificate now in effect), all matters submitted to a vote of the Company's stockholders will be voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class. Holders of outstanding shares of Class A Common Stock and Class B Common Stock, respectively, vote separately as a class with respect to amendments to the Certificate of Incorporation which would increase the authorized number of shares of Class B Common Stock, or which would make other amendments to the Certificate (other than increases in the number of authorized shares of Class A Common Stock) that alter or change the designations or powers or the preferences, qualifications, limitations, restrictions or the relative or special rights of either the Class B Common Stock or the Class A Common Stock so as to affect them adversely.

          No cash dividend may be declared or paid on the Class B Common Stock unless an equal or greater dividend is simultaneously declared or paid on the Class A Common Stock. Otherwise, subject to the rights of holders of Preferred Stock, if any, the Class A Common Stock and the Class B Common Stock rank equally and have equal rights per share with respect to all dividends and distributions, including distributions upon liquidation of the Company and consideration to be received upon a merger or consolidation of the Company or a sale of all or substantially all of the Company's assets. In the case of stock dividends or stock splits, however, only shares of Class A Common Stock can be distributed in respect of outstanding Class A Common Stock and only shares of Class B Common Stock can be distributed in respect of outstanding Class B Common Stock.

         Neither shares of Class A Common Stock nor shares of Class B Common Stock can be split, divided or combined unless all outstanding shares of the other class are correspondingly split, divided or combined.

         Because of the restrictions on transfer of the Class B Common Stock, over time shares of Class B Common Stock having ten votes will (unless the Directors determine to remove such restrictions) be converted into shares of Class A Common Stock having one vote, as holders convert their Class B Common Stock into Class A Common Stock in order to sell their shares. Accordingly, the holders of Class B Common Stock who continue to hold their Class B Common Stock will realize over time an increase in their relative voting power in the Company. The Directors and executive officers of the Company and their affiliates collectively own approximately 71.4% of the total voting power of the Company. A substantial portion of this group's share ownership consists of Class B Common Stock. If those individuals continue to hold their Class B Common Stock for the foreseeable future, the degree of control of the Company by these Directors and executive officers and their affiliates, and their percentage of the total voting power of the Company, will increase over time.

         Holders of Class A Common Stock and Class B Common Stock do not have any preemptive rights or rights to subscribe for additional securities of the Company and are not subject to any further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Class A Common Stock or the Class B Common Stock. The shares of Class A Common Stock are not convertible into any other series or class of the Company's securities. Subject to the preferences applicable to the Preferred Stock, if any, outstanding at the time, holders of shares of Class A Common Stock and Class B Common Stock are entitled to dividends, if, when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities and Preferred Stock preferences, if any. See "Preferred Stock."

PREFERRED STOCK

         The Company's Board of Directors is authorized, without further action by the stockholders, to issue, from time to time, not in excess of one million shares of Preferred Stock in one or more classes or series, and to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any unissued shares or wholly unissued series of Preferred Stock, and the number of shares constituting any such class or series and the designation thereof, and to increase or decrease the number of shares of any such class or series subsequent to the issuance of shares of such class or series, but not below the amount then outstanding. Currently, there are no shares of Preferred Stock outstanding, and the Company has no present intention to issue any Preferred Stock.

TWO-TIER BUSINESS COMBINATION PROVISIONS

         The Certificate contains a provision designed to help assure that stockholders of the Company receive equitable treatment, beyond that presently provided by the applicable state law, in the event of certain Business Combinations (as defined) between the Company and another corporation or entity. Delaware law generally requires the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote to approve a merger, consolidation or disposition of all or substantially all of the Company's assets. The Certificate raises the affirmative vote required to approve such a business combination to at least 66 2/3% of the total voting power of the Company's outstanding shares of Class A Common Stock and Class B Common Stock, unless a Fair Price (as described herein) is paid to each of the stockholders of the Company.

         The Board of Directors is concerned about the partial or "two-step" tender offer technique of accomplishing corporate takeovers. The first step in this technique is a tender offer made by another corporation or entity seeking control at a price that often substantially exceeds the market value of the target corporation's stock. After acquiring a controlling number of shares, the entity will then effectuate the second step: a business combination with the target corporation designed to eliminate the then remaining stockholders' interest in the corporation. The terms of the second step business combination may not reflect arms-length bargaining and therefore may not assure proper treatment of the stockholders remaining after the tender offer.

         The Board of Directors intends to prevent persons who might acquire a controlling interest in the Company from imposing a business combination on minority stockholders unless such controlling persons are able and willing to deal fairly with minority stockholders by paying them a fair price for their interest in the Company. The Board recognizes that this fair price requirement might have the effect of discouraging unilateral tender offers and other takeover proposals to acquire control of the Company, as well as unsolicited acquisitions of the Company's outstanding shares.

         The Certificate requires, in addition to any required vote by the then outstanding Preferred Stock, the vote of not less than 66 2/3% of the then outstanding shares of the Company's Class A Common Stock and Class B Common Stock to approve any Business Combination of the Company with any Related Person (as defined) unless certain conditions have been met. In addition, the 66 2/3% vote must include the affirmative vote of 51% of the outstanding shares of Class A Common Stock and Class B Common Stock held by stockholders other than the Related Person. Accordingly, the actual vote required to approve the Business Combination may be greater than 66 2/3%, depending upon the number of shares controlled by the Related Person. A Related Person is defined to include any person or entity which is, directly or indirectly, the beneficial owner of shares of Class A Common Stock representing 5% or more of the total voting power of the Company, including any affiliate or associate of such person or entity. The term Business Combination is defined to include virtually any transaction between the Company and a Related Person, including a merger, consolidation or sale of assets.

         The 66 2/3% requirement and the 51% requirement are not applicable, however (and, therefore, the proposed Business Combination could be approved by a simple majority of the stockholders unless otherwise required by Delaware law), if the Related Person pays a Fair Price to the Company's stockholders in the transaction or if a majority of the Board of Directors approves the transaction. Under the terms of the Certificate, the Fair Price must be a least equal to the greatest of (i) the highest price paid or agreed to be paid by the Related Person to purchase any shares of the Company's common equity securities,
(ii) the highest market price of the common equity securities during the 24-month period prior to the taking of such vote, and (iii) the per share book value of the Class A Common Stock at the end of the calendar quarter immediately preceding the taking of such vote. In addition, the Fair Price consideration to be received by the Company's stockholders must be of the same form and kind as the most favorable form and kind of consideration paid by the Related Person in acquiring any of its shares of common equity securities of the Company.

         The Certificate provides that the above provisions regarding two-tier business combinations may not be amended, altered, changed or repealed except by the affirmative vote of at least 66 2/3% of the shares of the common equity securities entitled to vote at a meeting of the stockholders called for the consideration of such amendment, alteration, change or repeal, and at least 51% of the outstanding shares entitled to vote thereon held by stockholders who are not Related Persons, unless such proposal shall have been proposed by a majority of the Board of Directors.

THE DELAWARE BUSINESS COMBINATION ACT

         Section 203 of the Delaware GCL (the "Delaware Business Combination Act") imposes of three-year moratorium on business combinations between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" (in general, a stockholder owning 15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless (a) prior to an interested stockholder becoming such, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming such, (b) upon consummation of the transaction resulting in the interested stockholder becoming such, the interested stockholder owns 85% of the voting stock outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and certain employee stock plans) or (c) on or after an interested stockholder becomes such, the business combination is approved by (i) the board of directors and (ii) holders of at least 66 2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an "interested stockholder's" percentage ownership of stock.

         The Delaware Business Combination Act applies to certain corporations incorporated in the State of Delaware unless the corporation expressly elects not to be governed by such legislation and sets forth such election in (a) the corporation's original certificate of incorporation, (b) an amendment to the corporation's by-laws as adopted by the corporation's board of directors within 90 days of the effective date of such legislation or (c) an amendment to the corporation's certificate of incorporation or by-laws is approved by (in addition to any other vote required by law) a majority of the shares entitled to vote (however, such amendment would not be effective until 12 months after the date of its adoption and would not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption of such amendment). The Company has not made such an election and, upon completion of the offering, will be subject to the Delaware Business Combination Act.

DIRECTOR LIABILITY PROVISIONS

         As permitted by the Delaware GCL, the Certificate contains a provision which eliminates under certain circumstances the personal liability of Directors (only in their capacities as Directors of the Company) to the Company or its stockholders for monetary damages for a breach of fiduciary duty as Directors. The provision in the Certificate does not change a Director's duty of care, but it does authorize the Company to eliminate monetary liability for certain violations of the duty, including violations based on grossly negligent business decisions which may include decisions relating to attempts to change control of the Company. The provision does not affect the availability of equitable remedies for a breach of duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty; however, in certain circumstances equitable remedies may not be available as a practical matter. The provision in the Certificate in no way affects a Director's liability under the federal securities laws. In addition, the Company's By-Laws and indemnity agreements entered into with the Company's Directors and officers indemnify its past and current Directors and officers for and provides advancements in respect of all expense, liability and loss reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Director or officer of the Company, including, in certain circumstances under the indemnity agreements for settlements in derivative actions.

CLASSIFIED BOARD

         The Certificate divides the Board of Directors into three classes. The Directors serve staggered terms of three years, with the members of one class being elected in any year, as follows: (i) James B. Naylor, Phyllis K. Wilson and A. Malachi Mixon III have been designated as Class I Directors and will serve until the 1999 annual meeting; (ii) Boake A. Sells and Kevin B. Shaw have been designated as Class II Directors and will serve until the 1997 annual meeting; and (iii) Richard L. Osborne and Jon H. Outcalt have been designated as Class III Directors and will serve until the 1998 annual meeting; and in each case until their respective successors are elected and qualified.

         A classified Board of Directors may have the effect of making it more difficult to remove incumbent Directors, providing such Directors with enhanced ability to retain their positions. A classified Board of Directors may also make the acquisition of control of the Company by a third party by means of a proxy contest more difficult. In addition, the classification may make it more difficult to change the majority of Directors for business reasons unrelated to a change of control.

         The Certificate provides that the above provisions regarding classification of the Board of Directors may not be amended, altered, changed or repealed except by the affirmative vote of at least 66% of the shares of Common Stock entitled to vote at a meeting of the stockholders called for the consideration of such amendment, alteration, change or repeal, unless such proposal shall have been proposed by a majority of the Board of Directors.

GENERAL

         It is possible that the existence of the ten vote per share Class B Common Stock, the Company's ability to issue Preferred Stock, the increased voting requirements with respect to a Business Combination provided for in the Certificate, the provisions of the Delaware Business Combination Act and the division of the Board of Directors of the Company into classes as provided in the Certificate, may discourage other persons from making a tender offer for or acquisitions of substantial amounts of the Company's Class A Common Stock. This could have the incidental effect of inhibiting changes in management and may also prevent temporary fluctuations in the market price of the Company's Class A Common Stock which often result from actual or rumored takeover attempts. In addition, the limited liability provisions in the Certificate with respect to Directors and officers may discourage stockholders from bringing a lawsuit against Directors for breach of their fiduciary duty and may also have the effect of reducing the likelihood of derivative litigation against Directors and officers, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent that cost of settlement and damage awards against the Company's Directors and executive officers are paid by the Company pursuant to the indemnification provisions contained in the Company's By-Laws and indemnity agreements described above.

TRANSFER AGENT AND REGISTRAR

         The Company's Transfer Agent and Registrar for the Class A Common Stock is National City Bank, Cleveland, Ohio.

                               VALIDITY OF SHARES

         The validity of the Class A Common Stock offered hereby will be passed upon for the Company by Calfee, Halter & Griswold LLP, Cleveland, Ohio.

                                     EXPERTS

         The consolidated financial statements of NCS HealthCare, Inc. and its subsidiaries incorporated by reference to NCS HealthCare, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The balance sheet of IPAC Pharmacy, Inc. as of July 31, 1996 and the related statements of operations and cash flows for the period from October 1, 1995 to July 31, 1996, appearing in NCS HealthCare, Inc.'s Current Report on Form 8-K, as amended, dated August 1, 1996, and the combined balance sheet of Thrifty Medical Systems as of June 30, 1996 and the related combined statements of income and cash flows for the year then ended appearing in NCS HealthCare, Inc.'s Current Report on Form 8-K, as amended, dated August 13, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended September 30, 1996, December 31, 1996 and March 31, 1997, incorporated by reference in this Prospectus, Ernst & Young LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in NCS HealthCare, Inc.'s Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

         The combined balance sheet of Clinical Health Systems - Washington, Inc., Clinical Health Systems Northwest, Inc., and the Care for Life Division of Health Service Pharmacy, as of December 31, 1995 and the related combined statements of income, shareholders' equity, and cash flows for the year then ended, appearing in NCS HealthCare, Inc.'s report on Form 8-K, as amended, dated November 1, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 14. Other Expenses of Issuance and Distribution.
         --------------------------------------------
                  The following table sets forth the estimated expenses payable by the Registrant in connection with the sale and distribution of the Class A Common Stock registered hereby:

                  SEC Registration Fee..............................................    $ 8,658
                                                                                        -------
                  Accounting Fees ..................................................    $ 7,500
                                                                                        -------
                  Fees and Expenses of Counsel......................................    $ 7,500
                                                                                        -------
                  Miscellaneous.....................................................    $   342
                                                                                        -------
                           Total....................................................    $24,000
                                                                                         ======

Item 15. Indemnification of Directors and Officers.
         -----------------------------------------

         Section 145 of the Delaware General Corporation Law sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 145 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection therewith if he acted in good faith and in a manner that he reasonably believed to be in the best interests of the corporation. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 145 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability but in view of all the circumstances of the case such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 145 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation may pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 145 establishes provisions for determining that a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 145 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         The Registrant's By-laws provides that the Registrant shall indemnify, to the fullest extent permitted by Delaware law, any Director or officer who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she, or a person of he or she is the legal representative, is or was a Director or officer of the Registrant, or is or was serving at the request of the Registrant as a Director, officer, partner, trustee, employee or agent of another entity, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties or amounts paid in settlement) reasonably incurred by such person in connection therewith. In addition, provisions of The Registrant's By-laws provide for the advancement of expenses, including attorneys' fees, incurred by a Director or officer of the Registrant in defending any proceeding for which indemnification is provided under the By-laws upon receipt of an undertaking to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant as authorized in the By-laws. In addition, the By-laws permit the Registrant to maintain insurance, at its expense, to protect itself and any of its Directors or officers or individuals serving at the request of the registrant as a director, officer, partner, trustee, employee or agent of another entity, against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         Section 102 (b) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's duty of care. Accordingly, the Registrant's Amended Certificate of Incorporation provides that a Director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the Director derived an improper personal benefit. The Registrant's Amended Certificate of Incorporation further provides that any repeal, amendment or other modification of the foregoing provisions will not affect the liability or alleged liability of any Director of the corporation then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         In addition to the foregoing, the Registrant has entered into indemnity agreements with its executive officers and Directors. The indemnity agreements provide that such persons will be indemnified to the fullest extent permitted by law against all expenses (including attorneys' fees), judgments, fines, amounts paid or incurred by them for settlement in any action or proceeding on account of their service as a Director or officer of the Registrant or of any subsidiary of the Registrant or of any other entity in which they are serving at the request of the Registrant.

         The agreements bind the registrant to provide indemnification to Directors and officers whether or not the Registrant maintains Directors and officers liability insurance coverage and regardless of any future changes in the By-laws. The protection to be afforded Directors and officers by the agreements is broader than that provided under the indemnification provisions contained in the By-laws, in that the agreements expressly provide for the advancement of expenses and for indemnification with respect to amounts paid in settlements of derivative actions.

Item 16. Exhibits.
         --------

         See the Exhibit Index at page E-1 of this Registration Statement.

Item 17. Undertakings.
         ------------

         (1)      The undersigned Registrant hereby undertakes:

                  (a) To file, during the period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section  10(a)(3) of the Securities Act
                                    of 1933;

                           (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned Registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cleveland and State of Ohio, as of the 19th day of June, 1997.

                                      NCS HEALTHCARE, INC.

                                      By:  /s/ Jon H. Outcalt
                                         ---------------------------
                                          Jon H. Outcalt
                                          Chairman of the Board

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a Director and/or officer of NCS HealthCare, Inc., a Delaware corporation, hereby constitutes and appoints Jon H. Outcalt, Kevin B. Shaw, Jeffrey R. Steinhilber, Thomas F. McKee, John J. Jenkins and David A. Basinski, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 19, 1997.

         SIGNATURE                                                     TITLE
    /s/ Jon H. Outcalt
-----------------------------------------
Jon H. Outcalt                                       Chairman of the Board of Directors

    /s/ Kevin B. Shaw
-----------------------------------------
Kevin B. Shaw                                        President, Chief Executive Officer and Director
                                                     (Principal Executive Officer)

    /s/ Jeffrey R. Steinhilber
-----------------------------------------
Jeffrey R. Steinhilber                               Chief Financial Officer
                                                     (Principal Financial and Accounting Officer)

    /s/ A. Malachi Mixon III
-----------------------------------------
A. Malachi Mixon III                                 Director

    /s/ Boake A. Sells
-----------------------------------------
Boake A. Sells                                       Director


   /s/ James B. Naylor
-----------------------------------------
James B. Naylor                                      Director

   /s/ Richard L. Osborne
-----------------------------------------
Richard L. Osborne                                   Director

   /s/ Phyllis K. Wilson
-----------------------------------------
Phyllis K. Wilson                                    Director

                              NCS HEALTHCARE, INC.

                                  EXHIBIT INDEX


   EXHIBIT
     No.                           DESCRIPTION
   -------                         -----------

2.1 Stock Purchase Agreement, dated December 1994, by and among Aberdeen Group, Inc. and Calvin Hunsicker. (A)

2.2 Asset Purchase Agreement, dated May 10, 1995, by and among Quality Health Care NCS, Inc., Low Cost Health Care of Indiana, Inc., Marvin
          R. Richardson, Melanie A. Richardson and Richard A. Freese. (A)

2.3 Stock Purchase Agreement, dated September 1, 1995, by and among Aberdeen Group, Inc. and each of the owners of shares of, capital stock of Corinthian Healthcare Systems, Inc. (A)

2.4 Stock Purchase Agreement, dated as of October 1, 1995, by and between James F.J. Kane and Aberdeen Group, Inc. (A)

2.5 Certificate of Ownership and Merger of Aberdeen Group, Inc. with and into the Company. (A)

2.6 Stock Purchase Agreement, dated May 15, 1996, by and among the Registrant and the owners of capital stock of Uni-Care Health Services, Inc., a New Hampshire corporation and Uni-Care Health Services of Maine, Inc., a New Hampshire corporation. (B)

2.7 Asset Purchase Agreement, dated as of July 31, 1996, by and among the Registrant, NCS HealthCare of Oregon, Inc., an Ohio corporation, IPAC Pharmacy, Inc., an Oregon corporation and Prestige Care, Inc., a Washington corporation. (C)

2.8 Asset Purchase Agreement, dated August 13, 1996, by and among NCS HealthCare of Oklahoma, Inc., an Oklahoma corporation, Med-Equip Homecare Equipment Service, Inc., an Oklahoma corporation, Gail Benjamin, Willis V. Smith and John Tarr. (D)

2.9 Asset Purchase Agreement, dated August 13, 1996, by and among Thrifty Medical of Tulsa, L.L.C., an Oklahoma limited liability company, Willis V. Smith, Charles Oliver and NCS HealthCare of Oklahoma, Inc., an Oklahoma corporation. (D)

2.10 Agreement of Merger, dated August 13, 1996, by and among Northside Pharmacy, Inc., an Oklahoma corporation, Willis V. Smith, Charles Oliver, the Willis Vernon Smith Unitrust Dated August 8, 1996, NCS HealthCare of Oklahoma, Inc., an Oklahoma corporation, and the Company. (D)

2.11 Stock Purchase Agreement, dated August 13, 1996, by and among the Willis Vernon Smith Unitrust Dated August 8, 1996, Charles Oliver, Willis V. Smith and the Registrant. (D)

4.1       Specimen certificate of the Company's Class A Common Stock. (A)

4.2       Specimen certificate of the Company's Class B Common Stock. (A)

   EXHIBIT
     No.                           DESCRIPTION
   -------                         -----------

4.3 Credit Agreement, dated as of April 5, 1995, by and among Aberdeen Group, Inc., National City Bank, Society National Bank, and National City Bank, as Agent. (A)

4.4 First Amendment to Credit Agreement, dated as of August 31, 1995, by and among Aberdeen Group, Inc., National City Bank, Society National Bank, and National City Bank, as Agent. (A)

4.5 Second Amendment to Credit Agreement by and among Aberdeen Group, Inc., National City Bank, Society National Bank, and National City Bank, as Agent. (A)

4.6       Amended and Restated Promissory Note, dated August 31, 1995. (A)

4.7       Commercial Demand Note, dated November 1, 1995. (A)

4.8       Form of Convertible Subordinated Debenture Due September 30, 1996. (A)

4.9 Waiver Letter, dated as of January 25, 1996, by and among Aberdeen Group, Inc., National City Bank and Society National Bank. (A)

5.1 Opinion of Calfee, Halter & Griswold LLP as to the validity of the shares of Class A Common Stock.

23.1 Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1 of this Registration Statement).

23.2      Consent of Ernst & Young LLP.

23.3      Consent of Arthur Andersen LLP.

24.1      Power of Attorney and related certified resolution.


-----------------

(A) Incorporated herein by reference to the appropriate exhibit to the Company's Registration Statement on Form S-1 (Reg. No. 33-80455).

(B) Incorporated herein by reference to the appropriate exhibit to the Company's Current Report on Form 8-K, dated May 15, 1996, as amended (File No. 0-027602).

(C) Incorporated herein by reference to the appropriate exhibit to the Company's Current Report on Form 8-K, dated August 1, 1996, as amended (File No. 0-027602).

(D) Incorporated herein by reference to the appropriate exhibit to the Company's Current Report on Form 8-K, dated August 13, 1996 (File No. 0-027602).




                                      E-2